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EXHIBIT 99.5

CHINA NETTV HOLDINGS INC.

NASD OTCBB:CNHD                             June 7, 2001

TOP BOX CONTRACT IN GUANGDONG PROVINCE

Further to the press release of December 4, 2000, China NetTV Holdings wishes to announce that Sichuan Qianfeng Digital Audio/Video Equipment Co. Ltd. ("QF Digital") has signed an agreement with Guangzhou New Data Broadband Technology Company Limited for 2,000 Set-Top Boxes. A deposit will be made and this will be an initial order of possibly more orders to follow. The Set-Top Boxes will be customized to the buyer's specifications. QF Digital is also finalizing another order for 1,000 satellite signal Set-Top Boxes. This represents an order outside of the company's base of Sichuan province. Guangzhou, provincial capital of Guangdong, is the commercial and political center of Southern China. Earlier, a complete headend system and 300 Set-Top Boxes were delivered to Sichuan Cable and are currently undergoing trial broadcasts.

Based in Sichuan Province, QF Digital is a pioneer and leader in China in Proprietary Digital Data Transmission Technology and Solutions for the Television Broadcasting and Cable industries. It has proprietary technology based on the patented ASIC "L64769QAM", offering complete turnkey Digital TV Broadcasting solutions consisting of Set-Top Boxes and headend systems. There are currently over 350 million TV sets in China and over 90 million cable subscribers, the largest cable market in the world. The conversion from analog TV to digital TV through Set-Top Boxes is still at its infancy. Trial digital cable projects are underway in Shenzhen, Shanghai and other major cities. It is the company's intention to expand from its current stronghold of Sichuan to other parts of the country. QF Digital also plans to incorporate Smart Card and WebTV capabilities into their Set-Top Boxes.

The Company has filed its Form 10QSB for the quarter ended February 28, 2001. Please visit our web site: " www.chinanettvholdings.com".

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, economical and political factors, technological developments and changes in international and local markets, as well as the inherent risks of the technology related business.

ON BEHALF OF THE BOARD OF DIRECTORS OF CHINA NETTV HOLDINGS INC.

"Signed"
------------------------
Ernest Cheung, President

For further information, please contact: Ernest Cheung (604) 689-4407